EXHIBIT 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Kathryn Lovik
Vice President and Chief Financial Officer 763-540-1554	Director, Communications 763-540-1212

TENNANT SECOND QUARTER EARNINGS PER SHARE UP 80% ON 6.4% REVENUE GROWTH

Company Raises Earnings Outlook for 2005 to $2.05 to $2.30 Per Diluted Share

MINNEAPOLIS, Minn., Aug. 1, 2005—Tennant Company (NYSE: TNC) today reported net earnings of $6.7 million, or $0.74 per diluted share, on net sales of $137.1 million for its second quarter ended June 30, 2005. In the 2004 second quarter, Tennant reported net earnings of $3.7 million, or $0.41 per diluted share, on net sales of $128.8 million.

        For the six months ended June 30, 2005, Tennant reported net earnings of $10.2 million, or $1.13 per diluted share, on net sales of $263.1 million. In the comparable 2004 period, the company reported net earnings of $6.3 million, or $0.69 per diluted share, on net sales of $247.9 million.

        Janet M. Dolan, Tennant Company’s president and chief executive officer, attributed the 80% increase in second quarter net earnings per share primarily to revenue growth across all geographies and product categories coupled with persistent, company-wide efforts to improve profitability. “Our focus on operating excellence delivered outstanding results in our 2005 second quarter,” said Dolan. “On the top line, we are realizing gains from compelling new products and improved market coverage and sales execution. On the bottom line, we are benefiting from sustainable improvements in operating efficiency resulting from the focus on leveraging our cost structure which we are pursuing as a core corporate strategy.”

        Based on the strength of the company’s performance through the first half of 2005, Tennant now expects net earnings per diluted share for the full year to range from $2.05 to $2.30. “While we expect the lagging impact of higher oil prices to affect results in the second half of 2005, we are confident our focus on operating excellence will enable us to generate 2005 full-year earnings growth of at least 25 percent, on single-digit revenue growth, compared with 2004 earnings excluding unusual items,” said Dolan.

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2—Tennant Reports Second Quarter Results

Review of Results
        Tennant’s consolidated net sales for the 2005 second quarter increased 6.4% compared with the 2004 second quarter. The increase resulted from organic growth in all regions, aided by contributions from new products such as T-Series scrubbers and the company’s ReadySpace™ carpet care offerings. Favorable foreign currency exchange effects added about 2% to net sales in the 2005 second quarter. For the year to date, consolidated net sales increased 6.1% compared with the first six months of 2004, with favorable foreign currency exchange effects adding about 1.5% to the 2005 first half net sales.

        In North America, 2005 second quarter net sales totaled $92.5 million, up 5.4% from the 2004 second quarter. Revenues increased in all three categories – equipment; service, parts and consumables; and coatings – primarily due to new products, improved market coverage and sales force effectiveness. For the first six months of 2005, net sales in North America increased 5.2% to $175.3 million.

        In Europe, net sales for the 2005 second quarter increased 7% to $30.7 million. Growth in service, parts and consumables revenues more than offset a slight decline in equipment revenues. Favorable foreign currency exchange effects added about 4% to net sales in Europe in the 2005 second quarter. For the year to date, net sales in Europe increased 7.2% to $61.4 million compared with the first six months of 2004. Favorable foreign currency exchange effects added about 4% to net sales in Europe in the first six months of 2005.

        In Tennant’s other international markets, 2005 second quarter net sales increased 13% to $13.9 million compared with the 2004 second quarter. The increase is attributable to volume growth in most areas, including Latin America, the Middle East and Australia. Favorable foreign currency exchange effects added about 3% to net sales in other international markets in the 2005 second quarter. For 2005 to date, net sales to other international markets totaled $26.4 million, up 10% compared with the first six months of 2004. Favorable foreign currency exchange effects added about 2% to net sales in other international markets in the first half of 2005.

        Operating profit for the 2005 second quarter totaled $10.8 million, up 66% compared with the 2004 second quarter. The increase resulted from the sales growth in the 2005 second quarter and an improved gross margin which benefited from reduced fixed and variable costs in the company’s manufacturing plants, lower net logistics costs, improved overhead absorption and favorable foreign currency exchange effects. Also, last year’s second quarter gross margin was unfavorably affected by an increase in the reserves for slow-moving and excess inventories and higher steel costs. The benefits from the 2005 second quarter sales growth and improved gross margin were partially offset by higher selling and administrative expenses, primarily resulting from higher performance-based compensation costs. For the first six months of 2005, operating profit totaled $16.9 million, up 56% compared with $10.8 million in the first half of 2004.

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3—Tennant Reports Second Quarter Results

Company Profile
        Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich., Uden, The Netherlands and Northampton, United Kingdom and sells products directly in 15 countries and through distributors in more than 50 countries. For more information, visit www.tennantco.com.

        This news release contains statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: the potential for soft markets in certain regions, including North America, Asia, Latin America and Europe; geo-political and economic uncertainty throughout the world; changes in laws and regulations, including changes in accounting standards and taxation changes, such as the effects of the American Jobs Creation Act of 2004; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our products sold internationally; fluctuations in the cost or availability of raw materials; the success and timing of new products; our ability to achieve projections of future financial and operating results; successful integration of acquisitions; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; unforeseen product quality problems; the effects of litigation, including threatened or pending litigation; and our plans for growth. We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant’s results, please see the company’s Securities and Exchange Commission filings.

        We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider that any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

        Tennant will host a conference call to discuss its quarterly results today, August 1, 2005, at 10:00 a.m. Central Time. The conference call will be available via webcast on the investor portion of Tennant’s Web site. To listen to the call live on the Web, go to www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software. A taped replay of the conference call will be available at www.tennantco.com for about two weeks after the call.

FINANCIAL TABLES FOLLOW

TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Net sales	$137.1	$128.8	$263.1	$247.9
Cost of sales	78.7	77.7	150.7	148.8

Gross profit	58.4	51.1	112.4	99.1

Gross margin	42.6%	39.7%	42.7%	40.0%

Research and development expenses	4.5	4.4	8.9	8.4
Selling and administrative expenses	43.1	40.2	86.6	79.9

Total operating expenses	47.6	44.6	95.5	88.3

Profit from operations	10.8	6.5	16.9	10.8
Operating margin	7.9%	5.0%	6.4%	4.4%

Interest income, net	0.3	—	0.4	0.1
Other (expense) income	(0.3)	(0.4)	(0.7)	(0.4)

Earnings before income taxes	10.8	6.1	16.6	10.5
Income tax expense	4.1	2.4	6.4	4.2

Net earnings	$6.7	$3.7	$10.2	$6.3

Basic EPS	$0.74	$0.41	$1.14	$0.70

Diluted EPS	$0.74	$0.41	$1.13	$0.69

Average number of diluted shares	9.07	9.15	9.10	9.17

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TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

(In millions)

	2005	2004
	Jun. 30	Dec. 31	Jun. 30
ASSETS

Cash, cash equivalents and short-term investments	$22.3	$22.9	$20.9
Net receivables	89.4	97.5	88.1
Inventories	56.4	55.9	52.3
Deferred income taxes and other current assets	10.4	12.3	11.1

Total current assets	178.5	188.6	172.4

Net property, plant, and equipment	68.4	69.1	62.5
Long-term deferred taxes	0.5	0.1	1.8
Goodwill and other intangible assets	24.2	25.0	24.9
Other assets	2.2	3.0	3.6

Total assets	$273.8	$285.8	$265.2

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current debt	$1.9	$7.7	$7.8

Accounts payable, accrued expenses and deferred revenue	70.3	74.2	60.2

Total current liabilities	72.2	81.9	68.0

Long-term debt	1.2	1.0	1.6
Long-term deferred taxes	—	0.5	—
Long-term employee benefits	24.9	28.4	28.2
Shareholders’ equity	175.5	174.0	167.4

Total liabilities and shareholders’ equity	$273.8	$285.8	$265.2

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In millions)

	Three Months Ended June 30			Six Months Ended June 30
	2005	2004	% of Change	2005	2004	% of Change
North America	$92.5	$87.8	5.4%	$175.3	$166.6	5.2%
Europe	30.7	28.7	7.0%	61.4	57.3	7.2%
Other International	13.9	12.3	13.0%	26.4	24.0	10.0%

Total	$137.1	$128.8	6.4%	$263.1	$247.9	6.1%

(1)	Net of intercompany sales.

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TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Six Months Ended June 30
	2005	2004
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$10.2	$6.3

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	6.6	6.3
Deferred tax expense	1.4	0.3
Changes in operating assets and liabilities:
Accounts receivable	8.5	(0.1)
Inventory	(3.3)	4.0
Accounts payable, accrued expenses and deferred revenue	(2.1)	(1.3)
Other current/noncurrent assets and liabilities	(3.9)	0.5
Other, net	1.5	0.5

Net cash flows related to operating activities	18.9	16.5

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(8.3)	(8.1)
Acquisition of Walter-Broadley, net	—	(6.5)
Sale of short-term investments	6.1	—
Proceeds from disposals of property, plant and equipment	1.1	1.0

Net cash flows related to investing activities	(1.1)	(13.6)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Net changes in short-term borrowings	(0.5)	(0.2)
Payment of long-term debt	(5.0)	—
Payment of assumed Walter-Broadley debt	—	(2.5)
Proceeds from employee stock issuances	0.7	0.7
Purchase of common stock	(3.2)	(1.2)
Dividends to shareholders	(4.0)	(3.8)

Net cash flows related to financing activities	(12.0)	(7.0)

Effect of exchange rates on cash	(0.3)	0.4

Net increase (decrease) in cash and cash equivalents	5.5	(3.7)

Cash and cash equivalents at beginning of year	16.8	24.6

Cash and cash equivalents at end of period	$22.3	$20.9

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